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                                                                   EXHIBIT 99.1


[Reliant Resources, Inc. Logo]

  FOR FURTHER INFORMATION:          SANDY FRUHMAN - MEDIA  (713) 497-3123
                                    Dan Hannon - Investors   (713) 497-6149


  FOR IMMEDIATE RELEASE:            MARCH 7, 2003



                  RELIANT RESOURCES EXITS PROPRIETARY TRADING


HOUSTON, TX - Reliant Resources, Inc. (NYSE: RRI) announced today that, as a result of the extreme volatility in natural gas prices last week, the company incurred a significant trading loss. As a result of this event, management has made the decision to exit proprietary trading activities.

Starting in late December 2002, the company's financial gas trading desk carried a spread position, which involved a short position for March natural gas deliveries and a long position for April natural gas deliveries. The position was within the company's authorized Value at Risk (VaR) and positional limits. However, natural gas market conditions changed dramatically over the weekend of February 22-23, 2003, with the NYMEX March contract increasing $2.53/mmbtu on Monday, February 24, 2003 from the previous Friday's closing price. The company closed these positions, resulting in a trading loss of approximately $80 million pre-tax.

"While this loss resulted from unprecedented market volatility, its magnitude is inconsistent with our desired risk profile and led to our decision to exit the proprietary trading business," said Steve Letbetter, chairman and CEO.

Some areas of the company's business are positively impacted by higher natural gas prices. In particular, the unhedged coal-fired generation capacity in the Northeast region should continue to benefit from higher power prices resulting from increased natural gas prices. Considering all factors, the company is revising its 2003 earnings guidance to $0.80 to $1.00 per share, excluding the accrual for payment to CenterPoint Energy, the impact of transitioning from mark-to-market to accrual accounting as required by EITF No. 02-03, and the loss on the sale of the European business.

Reliant Resources' domestic margin and collateral postings currently total approximately $0.7 billion, an increase of approximately $0.1 billion from late January 2003. The increase in collateral requirements is primarily driven by recent commodity price volatility. The company currently has approximately $0.8 billion of additional available liquidity to meet additional posting requirements.



                                     -more-
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Reliant Resources, based in Houston, Texas, provides electricity and energy services to wholesale and retail customers in the U.S. and Europe, marketing those services under the Reliant Energy brand name. The company has approximately 22,000 megawatts of power generation capacity in operation, under construction or under contract in the U.S. and approximately 3,500 megawatts of power generation in operation in Europe. At the retail level, Reliant Resources provides a complete suite of energy products to electricity customers in Texas ranging from residences and small businesses to large commercial, institutional and industrial customers. For more information, visit our web site at www.reliantresources.com.



This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not strictly relate to historical or current facts. We have based our forward-looking statements on management's beliefs and assumptions based on information available to management at the time the statements are made. Actual results may differ from those expressed or implied by forward-looking statements as a result of legislative and regulatory developments, the outcome of pending lawsuits, governmental proceedings and investigations, the effects of competition, financial market conditions, access to capital and the results of financing and refinancing efforts, the integration of recent acquisitions, the timing and extent of changes in commodity prices and interest rates, weather conditions, changes in our business plan and other factors we discuss in our other filings with the SEC. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.